Exhibit 10.1

Execution Version

STOCKHOLDER’S AGREEMENT

by and between

FORESTAR GROUP INC.

and

D.R. HORTON, INC.

DATED AS OF JUNE 29, 2017

i

ii

STOCKHOLDER’S AGREEMENT, dated as of June 29, 2017 (this “Agreement”), by and between D.R. HORTON, INC., a Delaware corporation (the “Stockholder”), and FORESTAR GROUP INC., a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in that certain Merger Agreement, of even date herewith (the “Merger Agreement”), by and between the Stockholder, the Company, and Force Merger Sub, Inc.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Company and the Stockholder have entered into the Merger Agreement, pursuant to which, among other things, the Stockholder will acquire from the Company shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), all upon the terms and subject to the conditions set forth therein; and

WHEREAS, the Company and the Stockholder desire to establish in this Agreement certain rights and obligations in respect of the Common Stock to be acquired by the Stockholder pursuant to the Merger Agreement and related matters concerning the Stockholder’s relationship with and investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, provided that for purposes of this Agreement, the Stockholder shall not be deemed to be an Affiliate of the Company and vice versa.

“Affiliated Directors” shall mean the Directors who are also concurrently managers, officers, directors or employees of the Stockholder or its Subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or

(iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Blackout Period” shall have the meaning set forth in Section 5.3(b).

“Board” shall mean, as of any date, the Board of Directors of the Company on such date.

“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York are authorized or obligated by law to close.

“Capital Expenditure” shall mean a capital expenditure made or incurred by the Company or any of its Subsidiaries, including property acquisitions and the incurrence of any asset-level or secured Indebtedness; provided, that, in the case of an acquisition of land for a development of residential lots, the dollar amount of such Capital Expenditure shall be deemed to include the purchase price of such development, plus the total expected development costs required (i) to prepare the initial phase of lots for the construction of homes, in the case of a development to be conducted in phases, or (ii) to prepare the land for the construction of homes, in the case of a development not to be conducted in phases.

“Chosen Courts” shall have the meaning set forth in Section 8.5.

“Claim Notice” shall have the meaning set forth in Section 5.10(a).

“Claims” shall have the meaning set forth in Section 5.9(a).

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Group” shall mean the Company, each Subsidiary of the Company and each other Person that is Controlled either directly or indirectly by the Company.

“Company Information” shall have the meaning set forth in Section 3.7(b).

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or voting interests, by contract or otherwise.

“Convertible Senior Notes” shall mean the 3.75% Convertible Senior Notes due 2020 issued under the First Supplemental Indenture.

“Corporate Opportunities Group” shall have the meaning set forth in Section 7.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 5.2.

“Demand Request” shall have the meaning set forth in Section 5.2.

“Director” shall mean any member of the Board.

“EDGAR” shall have the meaning set forth in Section 5.7(a)(ii).

“Effective Period” shall have the meaning set forth in Section 5.7(a)(iii).

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along right or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to this Agreement.

“Equity Issuance” shall mean any issuance, sale or placement of any Common Stock or other capital stock of the Company or any of its Subsidiaries, and any issuance, sale or placement of any other securities, including notes, debentures or other Indebtedness, of the Company or any of its Subsidiaries that are convertible or exchangeable into, or exercisable for, Common Stock or other capital stock of the Company or any of its subsidiaries, other than securities issued (i) pursuant to an option plan, equity plan, employment agreement, compensation or similar arrangement or otherwise to managers, officers, directors, employees or consultants of the Company or any of its Subsidiaries, provided, that any of the foregoing such plans, agreements and arrangements are approved by the Board (or a duly authorized committee thereof), (ii) in connection with any stock split or stock dividend (including dividends on preferred stock whether in the form of shares of Common Stock or preferred stock) paid on a proportionate basis to all holders of the affected class of capital stock or recapitalization approved by the Board, (iii) as consideration in any direct or indirect acquisition (of stock or assets) or business combination by the Company or any of its Subsidiaries whether by merger, asset purchase, stock purchase or other reorganization and (iv) in connection with the issuance of Common Stock upon conversion of the Company’s or any of its Subsidiaries’ notes, debentures or other Indebtedness (whether or not existing on the date hereof) in accordance with the terms of such notes, debentures or other Indebtedness.

“Equity Issuance Price” shall mean, with respect to any Equity Issuance, the same price per share offered to other investors in such Equity Issuance; provided that if such Equity Issuance is an underwritten public offering, such price shall be the price offered to the public in such underwritten offering, net of any underwriters’ discounts or commissions applicable to such publicly offered shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Supplemental Indenture” shall mean the First Supplemental Indenture, dated as of February 26, 2013, between the Company and U.S. Bank National Association, as trustee.

“Indebtedness” shall mean, with respect to any Person, (a) all indebtedness for money borrowed and any obligations evidenced by bonds, debentures, notes or similar debt instruments; (b) all liabilities secured by any mortgage, deed of trust, deed to secure debt, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) any obligation as a lessee or obligor under a capitalized lease; (e) all reimbursement obligations with respect to letters of credit or similar instruments issued by a Person; and (f) all indebtedness, obligations or other liabilities under or with respect to (i) interest rate swap, collar, cap or similar agreements providing interest rate protection and (ii) foreign currency exchange agreements.

“Indemnifying Party” shall have the meaning set forth in Section 5.10(a).

“Independent Directors” shall mean any Directors to be considered “independent” under the rules of the SEC, the NYSE and any other or additional exchange on which the securities of the Company are listed, including for purposes of Rule 10A-3 promulgated under the Exchange Act (or any successor rule thereto).

“Investment Committee” shall have the meaning set forth in Section 3.3(b)(i).

“Investment Committee Approval Transaction” shall have the meaning set forth in Section 3.3(b)(i).

“Investment Decision” shall have the meaning set forth in Section 3.3(b)(i).

“Legacy Director” shall have the meaning set forth in Section 3.2(a).

“Lock-Up Period” shall mean the fifteen-month period commencing at the Effective Time.

“Lock-Up Period Transferee” shall have the meaning set forth in Section 4.1.

“Master Supply Agreement” shall mean the Master Supply Agreement, of even date herewith, by and between the Company and the Stockholder.

“Maximum Number” shall have the meaning set forth in Section 5.5.

“Merger Agreement” shall have the meaning set forth in the Preamble.

“Minority Common Stock” shall mean shares of Common Stock not Beneficially Owned by a member of the Stockholder Group.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board (or another committee of the Board performing substantially similar functions as the Nominating and Governance Committee of the Board as performed as of immediately prior to the Effective Time).

“Non-Stockholder Designees” shall have the meaning set forth in Section 3.2(b).

“NYSE” shall mean the New York Stock Exchange.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Other Holder” shall have the meaning set forth in Section 5.5.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Piggy-Back Registration” shall have the meaning set forth in Section 5.4.

“Piggy-Back Request” shall have the meaning set forth in Section 5.4.

“Piggy-Back Securities” shall have the meaning set forth in Section 5.4.

“Pro Rata Portion” shall mean, with respect to the Stockholder and its Subsidiaries at a given time and with respect to a given Equity Issuance, a number of shares of Common Stock, other capital stock or other securities of the Company to be issued, sold or placed in the Equity Issuance equal to the product of (a) the number of shares of Common Stock, other capital stock or other securities proposed to be issued, sold or placed in the Equity Issuance, multiplied by (b) a fraction, the numerator of which is the aggregate number of Purchaser Shares immediately prior to the Equity Issuance, and the denominator of which is the aggregate number of shares of Common Stock outstanding immediately prior to the Equity Issuance, in each case calculated on a fully diluted basis.

“Purchaser Shares” shall mean the shares of Common Stock Beneficially Owned, as of the date of determination, by the Stockholder and its Subsidiaries and any other securities issued in respect thereof or into which such shares of Common Stock shall be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof.

“Registrable Securities” shall mean, at any time, the shares of Common Stock initially acquired by the Stockholder and its Subsidiaries pursuant to the Merger Agreement, any additional shares of Common Stock acquired by the Stockholders or its Subsidiaries pursuant to Section 6.1 of this Agreement, and, in each case, any other securities issued in respect thereof or into which such shares of Common Stock shall be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, provided that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when such securities (i) have been sold or distributed in an Underwritten Offering, (ii) are sold pursuant to Rule 144 or an effective registration statement and the restrictive legends are removed, (iii) may be freely sold under Rule 144 without regard to volume or manner of sale restrictions, or (iv) are no longer outstanding, and provided further, that no request for the registration of Registrable Securities may be made for a security that is not registered as a class under Section 12 of the Exchange Act.

“Registration Expenses” shall have the meaning set forth in Section 5.8.

“Related Party Transaction” shall mean any transaction between any member of the Company Group, on one hand, and any member of the Stockholder Group, on the other hand.

“Representatives” shall have the meaning set forth in Section 3.7(b).

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“S-3 Eligible” shall have the meaning set forth in Section 5.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholder” shall have the meaning set forth in the Preamble.

“Stockholder Designees” shall have the meaning set forth in Section 3.2(b).

“Stockholder Group” shall mean the Stockholder and each Person (other than any member of the Company Group) that is an Affiliate of the Stockholder.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“Takedown Prospectus Supplement” shall have the meaning set forth in Section 5.1.

“Takedown Request” shall have the meaning set forth in Section 5.1.

“Total Debt” shall mean an amount equal to the sum of all liability balances classified as “Debt” on the Company’s most recent monthly consolidated balance sheet.

“Total Equity” shall mean an amount equal to the balance of “Total Equity” on the Company’s most recent monthly consolidated balance sheet.

“Total Leverage Ratio” shall mean an amount equal to the quotient of (i) Total Debt, divided by (ii) the sum of Total Debt and Total Equity.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, including those by way of spin-off (such as through a dividend), hedging or derivative transactions or otherwise.

“Underwritten Offering” shall have the meaning set forth in Section 5.1.

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Person shall mean, as of the date of determination, the ratio, expressed as a percentage, of (i) the Votes entitled to be cast by the holders of the Voting Securities Beneficially Owned by such Person to (ii) the aggregate Votes entitled to be cast by all holders of the then-outstanding Voting Securities.  For purposes of this Agreement, the Stockholder’s Voting Percentage shall include the cumulative number of Votes entitled to be cast by the holders of the Voting Securities Beneficially Owned by the Stockholder and its Subsidiaries.

“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that are entitled to vote generally in the election of Directors.

Section 1.2                                    Other Definitional Provisions.  Unless the express context otherwise requires:

(a)                                 the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble;

(c)                                  the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d)                                 the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;

(e)                                  any references herein to “Dollars” and “$” are to United States Dollars;

(f)                                   any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement;

(g)                                  wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(h)                                 the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(i)                                     references herein to any gender includes each other gender; and

(j)                                    the word “or” shall not be exclusive.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1                                    Representations and Warranties of the Company.  The Company represents and warrants to the Stockholder that, as of the date hereof:

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 The Company has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c)                                  The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any Subsidiary of the Company, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company or any Subsidiary of the Company, or (iii) conflict with, breach or violate any law applicable to the Company or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Company or any Subsidiary of the Company to perform its obligations under this Agreement.

(d)                                 The Company is eligible to register the Registrable Securities for resale by the Stockholder on a registration statement on Form S-3 under the Securities Act.  The Company is subject to the reporting requirements of the Exchange Act.

Section 2.2                                    Representations and Warranties of the Stockholder.  The Stockholder represents and warrants to the Company that, as of the date hereof:

(a)                                 The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Stockholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of the Stockholder.  This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c)                                  The execution and delivery of this Agreement by the Stockholder and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder or any Subsidiary of the Stockholder, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Stockholder or any Subsidiary of the Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Stockholder or any Subsidiary of the Stockholder, or (iii) conflict with, breach or violate any law applicable to the Stockholder or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Stockholder or any Subsidiary of the Stockholder to perform its obligations under this Agreement.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1                                    Initial Board Representation.

(a)                                 Initial Board.  In accordance with the Merger Agreement, as of immediately following the Effective Time, the Board shall initially have five Directors, comprised of four individuals designated by the Stockholder (which shall include the Executive Chairman of the Company and at least two Independent Directors) and one individual from the current Company board of directors designated by mutual agreement of the Company and the Stockholder prior to the Effective Time, with the Stockholder’s agreement not to be unreasonably withheld (the “Legacy Director”).  During the Lock-Up Period, the Board shall have five Directors, comprised of four individuals designated by the Stockholder (which shall include the Executive Chairman and at least two Independent Directors) and the Legacy Director (or his replacement).

(b)                                 Independent Directors.  As of immediately following the Effective Time, the Company shall have no less than three Independent Directors.  At all times thereafter, the Company and the Stockholder shall use their reasonable best efforts to cause at least three of the Directors to be considered Independent Directors.

Section 3.2                                    Continued Board Representation.  At all times when the Stockholder’s Voting Percentage is 20% or more:

(a)                                 The Board shall have five Directors unless otherwise agreed in writing between the Company (as approved by a majority of the Independent Directors) and the Stockholder.

(b)                                 The Stockholder shall have the right to designate a number of individuals to the Board (“Stockholder Designees”) equal to the Stockholder’s Voting Percentage multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one), and the Company and the Stockholder shall use their reasonable best efforts to cause such Stockholder Designees to be appointed or elected to the Board.  The Nominating and Governance Committee shall have the right to designate the remaining number of individuals (and in any event not less than one) to the Board (the “Non-Stockholder Designees”), and the Company and the Stockholder shall use their reasonable best efforts to cause such Non-Stockholder Designees to be appointed or elected to the Board and to cause the Legacy Director to be nominated as a Non-Stockholder Designee at the Company’s annual meeting to be held in 2018.  Neither the Board nor any committee thereof shall designate an individual as a nominee for election or appointment to the Board until the Stockholder has been afforded the opportunity to exercise its rights to appoint the Stockholder Designees in accordance with the terms of this Agreement.  The Stockholder shall have the right to designate the Executive Chairman of the Company.

(c)                                  With respect to each meeting of the stockholders of the Company at which Directors are to be elected, the Company shall provide the Stockholder with notice of such meeting not less than 120 days prior to the date thereof, and the Stockholder shall provide the Company with written notice of the names (together with all other information requested by the Company pursuant to Section 3.2(d)) of the Stockholder Designees to be nominated for election at such meeting not more than 60 days following the delivery of such notice.  If any Stockholder Designee is not qualified, available or eligible to stand for election, then the Stockholder may name an acceptable and available replacement Stockholder Designee and any such Stockholder

Designee will be included as a nominee for election at such meeting if written notice of the name of such Stockholder Designee is provided to the Company within a reasonable period of time prior to the mailing of the proxy statement for such meeting.  The Company shall cause the Stockholder Designees to be included in the slate of Directors approved and recommended by the Board for election at such meeting and shall use its reasonable best efforts to cause the election of each such Stockholder Designee, including soliciting proxies in favor of the election of such Stockholder Designees at such meeting.

(d)                                 Each Stockholder Designee shall not be prohibited or disqualified from serving as a Director pursuant to any rule or regulation of the SEC, the NYSE or any other or additional exchange on which securities of the Company are listed or by applicable law.  The Stockholder shall, and shall cause the Stockholder Designees to, timely provide the Company with accurate and complete information relating to the Stockholder and the Stockholder Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to the Stockholder Designees in a proxy statement pursuant to Rule 14a-101 promulgated under the Exchange Act.  In addition, at the Company’s request, the Stockholder shall cause the Stockholder Designees to complete and execute the Company’s director and officer questionnaire prior to being elected to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by the Company.

(e)                                  The Stockholder shall, and shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives to, cause its respective shares of Common Stock to be (i) present for quorum purposes at any Company stockholder meeting, (ii) voted in favor of all Non-Stockholder Designees and (iii) not voted in favor of the removal of any Non-Stockholder Designee other than for cause. Without limiting the generality of the foregoing, the Stockholder shall not, and shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives not to, directly or indirectly, in any manner, (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Common Stock against the Non-Stockholder Designees or for the removal of any Non-Stockholder Designee, (B) solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, (C) make any public statement (or statement to any holder of Minority Common Stock) in support of any such third-party solicitation or against any of the Company’s director nominees, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Stock, (E) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company (provided that subclauses (D) and (E) shall only apply if taken in furtherance of the actions described in subclauses (A), (B) and (C)), (F) deposit any Common Stock into a voting trust, or subject any Common Stock to any agreement or arrangement with respect to the voting of such Common Stock, or other agreement having similar effect, (G) seek representation on the Board or a change in composition or number of Directors, other than as expressly provided by this Agreement, and (H) bring any action or otherwise act to contest the validity of this Section 3.2(e).

(f)                                   Upon the resignation, retirement, death or other removal (with or without cause) from office of any Stockholder Designee serving as a Director at a time when the Stockholder has the right under this Section 3.2 to designate a replacement Stockholder Designee, (i) the Stockholder shall be entitled promptly to designate a replacement Stockholder Designee and (ii) the Company and the Stockholder shall cause the prompt appointment or election of such replacement Stockholder Designee as a Director.  Upon the resignation, retirement, death or other removal (with or without cause) from office of the Legacy Director or any Non-Stockholder Designee serving as a Director, (A) the Nominating and Governance Committee shall be entitled promptly to designate a replacement Non-Stockholder Designee and (B) the Company and the Stockholder shall, and the Stockholder shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives to, cause the prompt appointment or election of such replacement Non-Stockholder Designee as a Director.

Section 3.3                                    Committees.

(a)                                 Board Committees.  At all times when the Stockholder’s Voting Percentage is 20% or more:

(i)                                     No committee of the Board shall have more than three members unless otherwise agreed in writing between the Company (as approved by a majority of the Independent Directors) and the Stockholder.

(ii)                                  The Company and the Stockholder shall cause the Board to maintain a Nominating and Governance Committee.

(iii)                               The Company and the Stockholder shall cause each committee of the Board to include in its membership a number of Stockholder Designees equal to the Stockholder’s Voting Percentage multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one), except to the extent that such membership would violate the rules of the SEC, the NYSE or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities laws. Each committee of the Board shall include at least one Non-Stockholder Designee, and, notwithstanding the preceding sentence, the number of Stockholder Designees included in the membership of any committee of the Board shall be reduced to ensure that each committee of the Board includes at least one Non-Stockholder Designee.

(iv)                              The Legacy Director shall be a member of the Nominating and Governance Committee immediately following the Effective Time, and the Company and the Stockholder shall cause, and the Stockholder shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives to cause, (A) the Legacy Director to serve on the Nominating and Governance Committee for so long as such Legacy Director serves on the Board and (B) during the Lock-Up Period, (x) the Nominating and Governance Committee to have three members and (y) the Legacy Director, for so long as such Legacy Director serves on the Board, and at least one additional Independent Director to serve on the Nominating and Governance Committee.

(b)                                 Investment Committee.

(i)                                     The Company shall establish, and thereafter maintain, an Investment Committee (which shall not be considered a committee of the Board) (the “Investment Committee”), the members of which shall be officers or employees of the Company who are (A) experienced professionals in the land acquisition and development business or (B) the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any person serving in an equivalent role).  Subject to Section 3.4, the Investment Committee shall be vested with sole responsibility over investment decisions of the Company and its Subsidiaries (each, an “Investment Decision”) involving, in any single transaction or series of related transactions, Capital Expenditures of $20,000,000 or less (each such transaction or series of related transactions, an “Investment Committee Approval Transaction”).  All decisions of the Investment Committee shall require the approval of a majority of the members of the Investment Committee.

(ii)                                  The Executive Chairman of the Company, if there be one, shall be a member of the Investment Committee at all times. The other members of the Investment Committee shall be appointed by the Nominating and Governance Committee.

(iii)                               Any Investment Decision that does not involve an Investment Committee Approval Transaction shall be subject to approval by the Board.

Section 3.4                                    Specified Actions.

(a)                                 In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable law, for so long as the Stockholder’s Voting Percentage is 35% or more, the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of the Stockholder, which consent the Stockholder may withhold in its sole discretion:

(i)                                     declare or make any extraordinary or in-kind dividend with respect to any of the equity (or equity-linked) securities of the Company or any of its Subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Company or a dividend to the Company or any of its wholly owned Subsidiaries;

(ii)                                  issue, sell or place any new class of capital stock, equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries;

(iii)                               issue any equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries, in any single transaction or series of related transactions: (i) in the case of securities issued pursuant to an option plan, equity plan, employment agreements, compensation arrangements or otherwise to managers, officers, directors or employees of the Company, constituting 1% or more of the then outstanding shares of Common Stock in any calendar year; or (ii) in any case, constituting 10% or more of the then outstanding shares of Common Stock;

(iv)                              create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness, in a single or series of related transactions, that would result in the Company and its Subsidiaries, on a consolidated basis, having or being liable for Indebtedness in an aggregate principal amount that would cause the Total Leverage Ratio to exceed 40%;

(v)                                 select, terminate or remove the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any person serving in an equivalent role);

(vi)                              change or adopt any compensation arrangements for the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any Person serving in an equivalent role);

(vii)                           make or approve any fundamental change in the Company’s business of developing residential and mixed-use real estate;

(viii)                        acquire (including by way of merger, exchange offer, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions, involving Capital Expenditures in excess of $20,000,000;

(ix)                              (A) effect or approve any voluntary liquidation, dissolution or winding-up of the business and affairs of the Company or any of its Subsidiaries; (B) make or approve any filing of any bankruptcy petition or assignment for the benefit of creditors generally; (C) commence any voluntary proceeding that seeks reorganization or other relief under any bankruptcy or similar law; (D) seek the appointment of a trustee, receiver, custodian or other similar official with respect to the Company or any of its Subsidiaries or any substantial part of the Company’s or any of its Subsidiaries’ property; (E) consent to any involuntary bankruptcy or similar proceeding; or (F) authorize, approve, adopt or give effect to any resolution or agreement or plan of voluntary liquidation, dissolution or winding-up of the Company or any of its Subsidiaries;

(x)                                 enter into or permit any Subsidiary to enter into any strategic alliance or commercial agreement with a Person other than the Stockholder or a Subsidiary of the Stockholder that is of a nature similar to the Master Supply Agreement, of even date herewith, by and between the Company and the Stockholder; or

(xi)                              effect any election of a Physical Settlement, Cash Settlement or Combination Settlement (each as defined in the First Supplemental Indenture) of Convertible Senior Notes in connection with any election by a holder of Convertible Senior Notes to convert its Convertible Senior Notes in accordance with the terms of the First Supplemental Indenture.

(b)                                 In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable law, at all times when the Stockholder’s Voting Percentage is 35% or more, no member of the Company Group shall, subject to the provisos in Section 3.4(b)(i) and Section 3.4(b)(iv), take or agree to take any of the following actions, in each case without approval of a majority of the Independent Directors that are not Affiliated Directors:

(i)                                     enter into, amend, modify, terminate or approve any Related Party Transaction, or enter into any waiver, consent or election thereunder, including any amendment or modification to, termination of, or waiver, consent or election under, the Master Supply Agreement, in each case except to the extent any of the foregoing constitutes, or is the subject of, an Investment Committee Approval Transaction;

(ii)                                  amend, modify or terminate, or enter into any waiver, consent or election under, this Agreement or enter into any merger or business combination with any member of the Stockholder Group;

(iii)                               consummate or approve any merger, business combination or similar transaction as to the Company in which the Stockholder receives consideration for its shares of the Common Stock of the Corporation that is greater in value on a per share basis than that received by the by holders of Minority Common Stock, or represents a different form of consideration from the form of consideration received by holders of Minority Common Stock for their shares of Common Stock; or

(iv)                              settle any claim between the Company and the Stockholder, except to the extent such claim constitutes, or is the subject of, an Investment Committee Approval Transaction.

Section 3.5                                    Organizational Documents Actions.  In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable law, for so long as the Stockholder’s Voting Percentage is 20% or more, the Company shall not amend or seek to amend its Organizational Documents or the Organizational Documents of any Subsidiary of the Company (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit the Stockholder’s ownership or acquisition of securities of the Company or any Subsidiary of the Company) in any manner that could limit, restrict or adversely affect the Stockholder’s rights under this Agreement.  In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable law, the Company shall not amend or seek to amend its Organizational Documents or the Organizational Documents of any Subsidiary of the Company (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit ownership or acquisition of securities of the Company or any Subsidiary of the Company by holders of Minority Common Stock) in any manner that could limit, restrict or adversely affect the rights of holders of Minority Common Stock under this Agreement.

Section 3.6                                    Certain Transactions.  During the Lock-Up Period, the Stockholder shall not, and shall obligate its successors and assigns with respect to Common Stock to not, vote its or their shares of Common Stock in favor of (i) a transaction that would result in the Company “going private” such as through a transaction commonly referred to as a “freeze-out merger,” (ii) a high ratio reverse stock split (for this purpose, any reverse stock split in which more than 100 shares of Common Stock are converted into one share of Common Stock with fractional shares paid in cash, or any reverse stock split with similar consequences, shall be considered a high ratio reverse stock split), or (iii) any similar transaction that would constitute a Rule 13e-3 transaction as that term is defined in Rule 13e-3(a)(3) promulgated under the Exchange Act; unless such proposed transaction is approved by a majority of the Independent Directors and the holders of a majority of the issued and outstanding Minority Common Stock.

Section 3.7                                    Information.

(a)                                 The Stockholder shall be entitled to the information and consultation rights set forth in this Section 3.7 with respect to the Company and its Subsidiaries:  (i) the Stockholder shall be entitled to consult with the officers of the Company with respect to the Company’s and its Subsidiaries’ business and financial matters, including management’s proposed annual operating plans, and, upon request, members of management will meet with representatives of the Stockholder at mutually agreeable times and places for such consultation, including to review progress in achieving such plans; (ii) the Company shall furnish the Stockholder with such available financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Stockholder may reasonably request, and in any event, if a Stockholder Designee is then serving as a Director, with all information provided to members of the Board; and (iii) the Stockholder shall be entitled to inspect all books and records and properties of the Company and its Subsidiaries at reasonable times and intervals.

(b)                                 Subject to the requirements of applicable law, regulations and rules (including the regulations and rules of the NYSE and any other or additional exchange on which the securities of the Company are listed), the Stockholder shall, and shall cause its officers, directors, employees, accountants, counsel and consultants (“Representatives”) and the Stockholder Designees to, keep confidential all information and documents of the Company and its Subsidiaries obtained by the Stockholder and the Stockholder Designees (the “Company Information”) unless the Company Information: (i) is or becomes publicly available other than as a result of a breach of this Section 3.7 by the Stockholder, including by way of actions taken by its Representatives or the Stockholder Designees; (ii) was within the possession of the Stockholder or the Stockholder Designees prior to being furnished such information by or on behalf of the Company or its Subsidiaries on a non-confidential basis; provided that the source of such information was not known by the Stockholder, its Representatives or the Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to the Company Information; (iii) was available to the Stockholder or the Stockholder Designees on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of its or their Representatives; provided that such source was not known to the Stockholder or the Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to such Company Information; or (iv) was independently developed by or on behalf of the Stockholder or its Representatives without violating any of the obligations under this

Section 3.7.  The Stockholder shall, and shall cause its controlled Affiliates, Representatives, and the Affiliated Directors to, comply with applicable law regarding insider trading in the Company’s securities to the extent any of them is in possession of Company Information.

(c)                                  The Stockholder hereby acknowledges that it is aware, and will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any Person who is in possession of material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities.

ARTICLE IV

TRANSFERS OF COMMON STOCK

Section 4.1                                    Certain Dispositions.  During the Lock-Up Period, the Stockholder shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, Transfer any Purchaser Shares held as of immediately following the Effective Time or acquired, to the extent permitted by this Agreement, during the Lock-Up Period, other than (i) Transfers to Subsidiaries (provided that such Transfer shall be permitted only to the extent and for so long as such transferee remains a Subsidiary and, if such transferee ceases to be a Subsidiary, such transferee shall Transfer such Purchaser Shares to the Stockholder or its Subsidiary), (ii) Transfers approved by a majority of the Independent Directors and (iii) Transfers of Purchaser Shares in an offering that is not registered under the Securities Act (provided that such Transfer shall be permitted during the Lock-Up Period only if (x) the number of Purchaser Shares subject to such Transfer, together with the aggregate number of Purchaser Shares subject to all other Transfers effected pursuant to this clause (iii) during the Lock-Up Period, does not in the aggregate exceed one-third (1/3) of the aggregate amount of Purchaser Shares held as of immediately following the Effective Time, (y) such transferee (a “Lock-Up Period Transferee”) agrees to be bound by the restrictions on Transfer set forth in this Section 4.1 as if such transferee were the Stockholder and (z) such Lock-Up Period Transferee agrees and acknowledges that, subject to Section 5.11, such Lock-Up Period Transferee has no rights under this Agreement)).

Section 4.2                                    Standstill.  During the Lock-Up Period, the Stockholder shall not, and shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving any member of the Company Group that would result in the Stockholder Group and its Affiliates and Representatives beneficially owning more than 80% of the voting power of the outstanding shares of Common Stock; provided that the Stockholder shall be permitted to make a private proposal to the Non-Stockholder Designees on the Board that would not reasonably be expected to require any member of the Company Group to make any public announcement or other disclosure.

Section 4.3                                    Buyout Transaction.  Any proposal by any member of the Stockholder Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the shares of Minority Common Stock must be (i) subject to review, evaluation and prior written approval of a majority of the Independent Directors, and (ii) submitted for approval to the stockholders of the Company, with a nonwaivable condition that a majority of the voting power of the Minority Common Stock approve the transaction (or equivalent tender offer condition).

ARTICLE V

REGISTRATION RIGHTS

Section 5.1                                    Shelf Registration.  On or prior to the expiration of the Lock-Up Period, the Company shall file, and shall thereafter use its reasonable best efforts to make and keep effective (including by renewing or refiling upon expiration) until such time that there are no longer any Registrable Securities outstanding, a shelf registration statement permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 of the Securities Act by the Stockholder and its Subsidiaries of the Registrable Securities, which registration statement shall be filed on (i) Form S-3, if the Company is then eligible to file a registration statement on Form S-3 (pursuant to the General Instructions to Form S-3) (“S-3 Eligible”), or (ii) any other appropriate form under the Securities Act permitting such resale by the Stockholder and its Subsidiaries, if the Company is not then S-3 Eligible, provided that, the Company shall not be required to make and keep effective any registration statement under this clause (ii) for longer than one year after the initial effectiveness date of such registration statement, and provided further, that, to the extent that the Stockholder or any of its Subsidiaries would, in the Company’s reasonable determination, be deemed to be an “underwriter” for purposes of Section 11 under the Securities Act, any registration statement under this Section 5.1 shall include disclosure to such effect and any other information deemed reasonably necessary by the Company to comply with the rules and regulations of the SEC in connection therewith, it being understood that the Company shall only be required to register such amount of Registrable Securities as it reasonably determines would be permitted in accordance with such rules and regulations. Thereafter, if the Company is S-3 Eligible, the Company shall, as promptly as reasonably practicable following the written request of the Stockholder for a firm commitment underwritten offering of Registrable Securities (an “Underwritten Offering”) pursuant to such shelf registration statement with anticipated aggregate gross proceeds of at least $50 million (a “Takedown Request”), file a prospectus supplement (a “Takedown Prospectus Supplement”) to such shelf registration statement filed under Rule 424 promulgated under the Securities Act with respect to such Underwritten Offering. The Stockholder agrees to provide the Company with such information in connection with a Takedown Request as may be reasonably requested by the Company to facilitate such Takedown Request.

Section 5.2                                    Demand Registration.  At any time after the end of the Lock-Up Period and at which time the shelf registration statement required pursuant to Section 5.1 shall not be available for the resale of the Registrable Securities or an Underwritten Offering, including if for any reason the Company shall be ineligible to maintain or use a shelf registration statement, the Company shall, as promptly as reasonably practicable following the written request of the Stockholder or its Subsidiary for registration under the Securities Act of all or part of the

Registrable Securities (a “Demand Request”), file a registration statement with the SEC (a “Demand Registration Statement”) with respect to resales of the Registrable Securities pursuant to the Stockholder’s or its Subsidiary’s intended method of distribution thereof or an Underwritten Offering with anticipated aggregate gross proceeds for at least $50 million, and shall, subject to the terms of this Article V, use its reasonable best efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof; provided that such Demand Registration Statement shall be filed on (i) Form S-3, if the Company is then S-3 Eligible, or (ii) any other appropriate form under the Securities Act for the type of offering contemplated by the Stockholder or its Subsidiary, if the Company is not then S-3 Eligible, and provided further, that, to the extent that the Stockholder or any of its Subsidiaries would, in the Company’s reasonable determination, be deemed to be an “underwriter” for purposes of Section 11 under the Securities Act, any registration statement under this Section 5.2 shall include disclosure to such effect and any other information deemed reasonably necessary by the Company to comply with the rules and regulations of the SEC in connection therewith, it being understood that the Company shall only be required to register such amount of Registrable Securities as it reasonably determines would be permitted in accordance with such rules and regulations. Each Demand Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Stockholder agrees to provide the Company with such information in connection with a Demand Request as may be reasonably requested by the Company to facilitate such Demand Request.

Section 5.3                                    Registration Obligations.

(a)                                 Any Takedown Request or Demand Request may be revoked by notice from the Stockholder to the Company at any time prior to the later of the filing of the corresponding Takedown Prospectus Supplement or the effective date of the Demand Registration Statement; provided that the Stockholder reimburses the Company for all reasonable, out-of-pocket expenses incurred by the Company in connection with such Takedown Request or Demand Request. The Stockholder may not make more than one Takedown Request or Demand Request in any 70-day period, including any Takedown Request or Demand Request that has been revoked as set forth in this Section 5.3(a), it being understood that (a) if any Underwritten Offering is consummated pursuant to a Takedown Request or a Demand Request, such 70-day period shall commence on the closing date of such offering and (ii) the Company shall not be obligated to effect any Takedown Request or Demand Request if, as of the date of the request, at least three Underwritten Offerings have been consummated within the trailing twelve-month period pursuant to a Takedown Request and/or Demand Request.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for reasonable periods of time not in excess of 60 days, but in no event more than twice in any 365-day period (a “Blackout Period”), the filing or effectiveness of any Takedown Prospectus Supplement or Demand Registration Statement or the offer or sale of any Registrable Securities thereunder if the Company shall determine in good faith that any such filing or the offering or sale of any Registrable Securities thereunder would (i) impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or other similar material transaction involving the Company, (ii) based upon advice from the Company’s investment banker or financial advisor, materially and adversely affect any pending or contemplated financing, offering or sale of any class of securities by the Company, (iii) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the Company and its stockholders, or (iv) have a material adverse effect on the Company; provided, that in the event that the Company proposes to register Common Stock, whether or not for sale for its own account, during a Blackout Period, the Stockholder and its Subsidiaries shall have the right to exercise its rights under Section 5.4 with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights.  Upon written notice by the Company to the Stockholder of any such determination, the Stockholder shall, except as required by applicable law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or Transfer by it of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.

(c)                                  In connection with any offering pursuant to a Takedown Prospectus Supplement or a Demand Registration Statement, the managing underwriter for such offering shall be selected by the Stockholder, subject to approval by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.4                                    Piggy-Back Registration.  If the Company at any time proposes or is required to register any Common Stock under the Securities Act on its behalf or on behalf of any of its stockholders (other than pursuant to Section 5.1 or Section 5.2), on a form and in a manner that would permit registration of the Registrable Securities (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company shall give the Stockholder written notice of its intent to do so not less than 15 Business Days prior to the contemplated filing date for such registration statement or prospectus supplement (provided that, in the case of a block trade pursuant to an existing shelf registration statement, only two Business Days’ notice shall be required). Upon the written request of the Stockholder (a “Piggy-Back Request”), given within five Business Days (or on the next Business Day in the case of a block trade) following the time that the Stockholder was given any such written notice (which request shall specify the number of Registrable Securities requested to be registered on behalf of the Stockholder and its Affiliates) (the “Piggy-Back Securities”), the Company shall include in such registration statement (a “Piggy-Back Registration”), the number of Registrable Securities set forth in such Piggy-Back Request.

Section 5.5                                    Cutbacks.  In the event that (x) the Company proposes or is required (other than pursuant to a Takedown Request or Demand Request) to register Common Stock in connection with an Underwritten Offering, (y) the Stockholder or its Subsidiaries has made a Piggy-Back Request with respect to such offering, and (z) the managing underwriter thereof shall have reasonably advised the Company, the Stockholder, the Stockholder’s Subsidiary or any other holder of Common Stock intending to offer Common Stock in the offering (each, an “Other Holder”) in writing that, in its opinion, the inclusion in the registration statement of some or all of the Common Stock sought to be registered by the Company, the Stockholder, the Stockholder’s Subsidiary or the Other Holder(s) would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of shares of Common Stock as the Company is advised can be sold in such offering without such an effect (the “Maximum Number”) as follows and in the following order of priority:

(a)                                 if such registration is by the Company for its own account, (i) first, such number of shares of Common Stock as the Company proposes to register for its own account up to the Maximum Number, (ii) second, to the extent the number of shares of Common Stock to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of Piggy-Back Securities as the Stockholder and its Subsidiaries propose to be included pursuant to a Piggy-Back Request up to the Maximum Number, and (iii) third, to the extent the number of shares of Common Stock to be included in the registration pursuant to clauses (i) and (ii) is less than the Maximum Number, such number of shares of Common Stock as all Other Holders request to be included for their own account, on a pro rata basis up to the Maximum Number; or

(b)                                 if such registration is pursuant to the demand registration rights of one or more Other Holders, (i) first, such number of shares of Common Stock as such Other Holder(s) propose to be included on a pro rata basis up to the Maximum Number, and (ii) second, to the extent the number of shares of Common Stock to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of Piggy-Back Securities as the Stockholder and its Subsidiaries propose to be included pursuant to a Piggy-Back Request on a pro rata basis up to the Maximum Number, and (iii) third, to the extent the number of shares of Common Stock to be included in the registration pursuant to clauses (i) and (ii) is less than the Maximum Number, such number of shares of the Common Stock as the Company requests to be included, up to the Maximum Number.

Section 5.6                                    Termination of Registration Obligation.  The obligation of the Company to register Registrable Securities pursuant to this Article V and maintain the effectiveness of any shelf registration statement filed pursuant to Section 5.1 and Section 5.2 shall terminate on the first day on which the Stockholder’s Voting Percentage is less than 5% or the first day on which there are no longer any Registrable Securities outstanding, whichever is earlier.

Section 5.7                                    Registration Procedures.

(a)                                 In connection with each registration statement prepared pursuant to this Article V pursuant to which Registrable Securities will be offered and sold, and in accordance with the intended method or methods of distribution of the Registrable Securities as described in such registration statement, the Company shall:

(i)                                     use its reasonable best efforts to, as promptly as reasonably practicable, prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and cause such registration statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof, which registration statement shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Stockholder draft copies of all such documents proposed to be filed at least five Business Days prior to such filing (other than documents filed by the Company to satisfy its reporting obligations under the Exchange Act that are incorporated by reference in such registration statement), which documents will be subject to the reasonable review and comment of the Stockholder and its agents and Representatives and the underwriters, if any, and the Company shall not file any amendment or supplement to a Takedown Prospectus Supplement or Demand Registration Statement to which the Stockholder or the underwriters, if any, shall reasonably object;

(ii)                                  use its reasonable best efforts to, as promptly as reasonably practicable, furnish without charge to the Stockholder, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by the Stockholder or an underwriter, except to the extent such exhibits and schedules are currently available via the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”)) and such number of copies of the registration statement and each amendment or supplement thereto (excluding exhibits and schedules) and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as the Stockholder or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by the Stockholder or its Subsidiary (the Company hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by the Stockholder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(iii)                               use its reasonable best efforts to keep such registration statement effective until (A) with respect to a registration statement filed pursuant to Section 5.1 hereof, such time as all of such Registrable Securities subject thereto shall have been disposed of in accordance with such registration statement and (B) with respect to any other registration statement, the date that is 45 days after the date such registration statement is initially declared effective (or such shorter period as shall terminate when all of the securities covered by the registration statement have been disposed or withdrawn, or if such registration statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriters for such offering, a prospectus is required under the Securities Act to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (but not in excess of 90 days) (the “Effective Period”), prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period) and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv)                              use its reasonable best efforts to, as promptly as reasonably practicable, register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable the Stockholder, its Subsidiary or any underwriter to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for the requirements of this subparagraph (iv);

(v)                                 use its reasonable best efforts to, as promptly as reasonably practicable, cause all Registrable Securities covered by such registration statement, if any, to be listed (after notice of issuance) on the NYSE or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(vi)                              use its reasonable best efforts to promptly notify the Stockholder and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any U.S. state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) within the Effective Period of the happening of any event or the existence of any fact as a result of which the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document (including the documents incorporated by reference therein) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)                           during the Effective Period, use its reasonable best efforts to obtain, as promptly as reasonably practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(viii)                        use its reasonable best efforts to deliver promptly to the Stockholder and the managing underwriters, if any, copies of all correspondence between the SEC and the Company, its counsel or its auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement (except to the extent such correspondence is currently available via EDGAR) and permit the Stockholder to do such investigation with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting due diligence with respect to the Company;

(ix)                              use its reasonable best efforts to, as promptly as reasonably practicable, provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(x)                                 use its reasonable best efforts to cooperate with the Stockholder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of the Stockholder, in each case at least two Business Days prior to any sale of Registrable Securities;

(xi)                              in the case of an Underwritten Offering, use its reasonable best efforts to, as promptly as reasonably practicable, enter into an underwriting agreement customary in form and substance (taking into account the Company’s prior underwriting agreements) for firm commitment underwritten secondary offerings of the nature contemplated by the applicable registration statement, and which underwriting agreement shall include a customary lock-up provision with respect to the Company;

(xii)                           use its reasonable best efforts to, as promptly as reasonably practicable, obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants (and, if necessary, any other independent certified public accountants addressed to the underwriters in such Underwritten Offering of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters in connection with an offering of the nature contemplated by the applicable registration statement;

(xiii)                        use its reasonable best efforts to, as promptly as reasonably practicable, provide to counsel to the Stockholder and to the managing underwriters, if any, and no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document;

(xiv)                       use its reasonable best efforts to cause its officers to provide reasonable assistance with the marketing of the Registrable Securities covered by the registration statement, including, at the recommendation or request of the underwriters, making themselves available to participate in a reasonable and customary number of “road-show,” “one-on-one,” and other customary marketing activities in such domestic locations as reasonably recommended by the underwriter(s);

(xv)                          otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange; and

(xvi)                       comply with the requirements of Rule 144(c)(1) with respect to public information about the Company.

(b)                                 In the event that the Company would be required, pursuant to Section 5.7(a)(vi)(E), to notify the Stockholder or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall, subject to Section 5.3(b), as promptly as practicable, prepare and furnish to the Stockholder and to each such underwriter a reasonable number of copies of a supplement or amendment to the applicable registration statement, prospectus or prospectus supplement so that, as thereafter delivered to purchasers of Registrable Securities that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Stockholder agrees that, upon receipt of any notice from the Company pursuant to Section 5.7(a)(vi)(E), it shall, and shall use its reasonable best efforts to, cause any sales or placement agent or agents for the Registrable Securities and the underwriters, if any, to forthwith discontinue disposition of the Registrable Securities until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Securities as soon as practicable after the Stockholder’s receipt of such notice.

(c)                                  If requested by the managing underwriter for an Underwritten Offering (primary or secondary) of any equity securities of the Company, the Stockholder agrees not to effect any Transfer of any Registrable Securities, including any sale pursuant to Rule 144 under the Securities Act, and not to effect any Transfer of any other equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten days prior to, and during the 90-day period (or such longer period as the Stockholder agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering covered by a registration statement referred to in Section 5.4.

(d)                                 The Stockholder shall furnish to the Company in writing such information regarding the Stockholder and its Subsidiaries and their intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder, and such other information reasonably requested by the Company in connection with the performance of its obligations hereunder. The Stockholder shall promptly notify the Company of any inaccuracy or change in information previously furnished by the Stockholder or its Subsidiary to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)                                  In the case of any Underwritten Offering pursuant to a Takedown Prospectus Supplement or a Demand Registration Statement, or in the case of a registration under Section 5.4 if the Company has entered into an underwriting agreement in connection therewith, all shares of Common Stock to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement and no Person may participate in such offering or registration unless such Person agrees to sell such Person’s securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to offer or register such Person’s Common Stock.

Section 5.8                                    Registration Expenses.  In connection with registrations pursuant to Section 5.1, Section 5.2 or Section 5.4 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including all (a) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by the Stockholder and its Subsidiaries, (d) of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (g) fees and expenses, if any, incurred with respect to any filing with the Financial Industry Regulatory Authority, Inc., (h) documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (i) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (j) fees and expenses of any special experts retained by the Company in connection with such registration, and (k) reasonable and documented fees and expenses of one firm acting as counsel to the Stockholder, which fees and expenses shall not exceed $500,000 aggregated for all registrations effected pursuant to this Agreement. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the stockholders of the Company relating to the registrations effected pursuant to this Agreement.  The obligation of the Company to bear the expenses described in this Section 5.8 and to pay or reimburse the Stockholder and its Subsidiaries for the expenses described in this Section 5.8 shall apply irrespective of whether any sales of Registrable Securities ultimately take place, other than if a Takedown Request or Demand Registration is revoked as set forth in Section 5.3(a).  For the avoidance of doubt, the Stockholder and its Subsidiaries shall bear and pay all underwriting discounts and commissions applicable to the Registrable Securities sold pursuant to this Agreement.

Section 5.9                                    Indemnification; Contribution.

(a)                                 The Company shall, and it hereby agrees to, indemnify and hold harmless the Stockholder, the Stockholder’s Subsidiaries and their controlling Persons, if any, in any offering or sale of the Registrable Securities, including pursuant to Section 5.1, Section 5.2 or Section 5.4, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable actual out-of-pocket fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically the Stockholder and its Subsidiaries for any actual and documented out-of-pocket legal or other actual and documented out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon information furnished to the Company by the Stockholder, any of its Subsidiaries, any underwriter or any Representative of the Stockholder, expressly for use therein, or by the Stockholder’s failure to furnish the Company, upon request, with the information with respect to the Stockholder or its Subsidiaries, or any underwriter or Representative of the Stockholder, or the Stockholder’s or its Subsidiary’s intended method of distribution, that is the subject of the untrue statement or omission.

(b)                                 The Stockholder shall, and hereby agrees to, (i) indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and controlling Persons, if any, in any offering or sale of Registrable Securities against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Stockholder expressly for use therein, and (ii) reimburse the Company for any actual and documented out-of-pocket legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim.

(c)                                  The Stockholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 5.9(a) or Section 5.9(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  If, however, the allocation in the first sentence of this Section 5.9(c) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.9(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.9(c).  The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.10) any actual and documented out-of-pocket legal or other out-of-pocket fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.10                             Indemnification Procedures.

(a)                                 If an indemnified party shall desire to assert any claim for indemnification provided for under Section 5.9 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Company or the Stockholder, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.  The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)                                 If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefore, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party.  Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the Indemnifying Party.  If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party shall be liable for the actual and documented out-of-pocket fees and expenses of counsel reasonably incurred by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences.  If the Indemnifying Party chooses to defend any Claim, the other party shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent.  The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 5.11                             Lock-Up Period Transferees.  In the event of a Transfer of Purchaser Shares to a Lock-Up Period Transferee, the Company shall, concurrently with such Transfer, enter into a reasonable and customary registration rights agreement with such Lock-Up Period Transferee upon the same terms and conditions as set forth in this Article V.

ARTICLE VI

PRE-EMPTIVE RIGHTS

Section 6.1                                    Pre-Emptive Rights.

(a)                                 The Stockholder and/or any one or more of its Subsidiaries designated by the Stockholder shall have the option and right (but not the obligation) to participate in any Equity Issuance by purchasing up to the Stockholder’s and such Subsidiaries’ Pro Rata Portion of such Equity Issuance at the Equity Issuance Price and otherwise upon the same terms and conditions as offered to other investors in the Equity Issuance. The Company shall take any and all actions, or cause such actions to be taken, as are necessary or appropriate to allow the Stockholder and/or its Subsidiaries, as applicable, to participate fully in every Equity Issuance in accordance with the provisions of this Agreement, subject to compliance with applicable law and the listing standards of the NYSE or such other stock exchange upon which the Common Stock is listed.

(b)                                 In the event the Company proposes to undertake an Equity Issuance, the Company shall, at least 15 Business Days (or in the case of an Equity Issuance pursuant to an underwritten offering, two Business Days) prior to the proposed Equity Issuance, give the Stockholder written notice of its intention, describing the type of equity interests, the price at which such securities are proposed to be issued (or, in the case of an underwritten or a privately placed offering in which the price is not known at the time the notice is given, the method of determining the price and an estimate thereof), and the general terms and conditions upon which the Company proposes to effect the Equity Issuance. The Stockholder and its Subsidiaries shall have 15 Business Days (or in the case of an Equity Issuance pursuant to an underwritten offering, two Business Days) from the date the Stockholder receives notice of the proposed Equity Issuance to elect to purchase their Pro Rata Portion of such Equity Issuance for the consideration and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of equity interests to be so purchased.

(c)                                  In the event that neither the Stockholder nor any of its Subsidiaries exercise the right set forth in Section 6.1(b) above within the applicable period set forth therein, the Company shall have 90 days thereafter to sell the equity interests in respect of which such pre-emptive rights were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Stockholder (and in no event at a price less than the price specified in such notice).  In the event that the Company has not sold the equity interests within such 90-day period, the Company shall not thereafter issue or sell any equity interests without first again offering the applicable Pro Rata Portion of such securities to the Stockholder and its Subsidiaries in the manner provided in this Section 6.1.

ARTICLE VII

WAIVER OF CORPORATE OPPORTUNITIES

Section 7.1                                    Waiver of Corporate Opportunities.  The Company acknowledges that the Stockholder and its Affiliates own and/or manage other businesses, including businesses that may compete with the Company or the other stockholders.  Except as otherwise provided in this Agreement, without any accountability to the Company or any stockholder by virtue of this Agreement:

(a)                                 the Stockholder and its Affiliates, and their respective officers, directors, shareholders, partners, stockholders, agents and employees (collectively, the “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description;

(b)                                 subject to the proviso in Section 7.1(c), the Company shall not have any right in or to such other business opportunities of the Stockholder or any Person in the Corporate Opportunities Group or to the income or proceeds derived therefrom; and

(c)                                  neither the Stockholder nor any Person in the Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other stockholder, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other stockholder, could be taken by such stockholder; provided that with respect to any business opportunity that is offered in writing (including by e-mail or other electronic transmission) to any officer or director of the Company (or any of its Affiliates) who is also an officer, director or employee of Stockholder (or any of its Affiliates) which business opportunity is expressly offered to such individual in (and as a direct result of) his or her capacity as a director or officer of the Company (or any of its Affiliates), such business opportunity shall not be taken by Stockholder (or its Affiliate) without the approval of a majority of the Independent Directors.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    Injunctive Relief.  Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other party shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions.  In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 8.2                                    Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.  Neither party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party other than (a) in connection with a change in control of the Stockholder or to any successor of the Company; and (b) by the Stockholder in whole or in part, to one or more of its Subsidiaries, so long as the Stockholder remains liable for its obligations as contained herein.  Any purported direct or indirect assignment in violation of this Section 8.2 shall be null and void ab initio.

Section 8.3                                    Amendments; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by (a) the Company where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Company or (b) the Stockholder where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Stockholder.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by the Company or the Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.4                                    Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by e-mail:

if to the Company, to:

Forestar Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746-5149
Attention: Charles D. Jehl
E-mail: chuckjehl@forestargroup.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue NW
Washington, DC 20005
Attention: Jeremy D. London
E-mail: jeremy.london@skadden.com

if to the Stockholder, to:

D.R. Horton, Inc.
1361 Horton Circle
Arlington, Texas 76011
Attention: Ted I. Harbour and Thomas B. Montano
E-mail: tharbour@drhorton.com and tbmontano@drhorton.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Jeffrey A. Chapman
E-mail: jchapman@gibsondunn.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.5                                    Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement, exclusively in the Delaware Court of Chancery, New Castle County, or solely if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.4.

(b)                                 EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

Section 8.6                                    Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.7                                    Entire Agreement; No Other Representations.  This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.8                                    No Third-Party Beneficiaries.  Except as explicitly provided for in Section 5.9 and Section 5.10, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.9                                    Term and Termination.  The terms of this Agreement shall commence and become effective immediately prior to the Effective Time, and prior to such time this Agreement shall be of no force or effect. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (i) the Merger Agreement being terminated in accordance with its terms at any time prior to Effective Time; and (ii) the first day on which the Stockholder’s Voting Percentage is less than 15%; provided, however, that (i) the indemnity and contribution provisions contained in Section 5.9 and Section 5.10 shall remain operative and in full force and effect regardless of any termination of this Agreement after the Effective Time and (ii) the provisions of Article V, Article VII and this Article VIII shall survive any termination of this Agreement or any provision thereof after the Effective Time.

Section 8.10                             Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.11                             Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Forestar Group Inc.

By:	/s/ Phillip J. Weber
	Name:	Phillip J. Weber
	Title:	Chief Executive Officer

D.R. Horton, Inc.

By:	/s/ David V. Auld
	Name:	David V. Auld
	Title:	Chief Executive Officer